                                                                      EXHIBIT 11

                          HARRAH'S ENTERTAINMENT, INC.
                       COMPUTATIONS OF PER SHARE EARNINGS

                                                               YEAR ENDED DECEMBER 31,
                                                      ------------------------------------------
                                                          2000           1999           1998
                                                      ------------   ------------   ------------
Income (loss) before extraordinary losses...........  $(11,344,000)  $219,503,000   $121,717,000
Extraordinary losses, net...........................      (716,000)   (11,033,000)   (19,693,000)
                                                      ------------   ------------   ------------
        Net income (loss)...........................  $(12,060,000)  $208,470,000   $102,024,000
                                                      ============   ============   ============
BASIC EARNINGS (LOSS) PER SHARE
Weighted average number of common shares
  outstanding.......................................   117,189,838    126,071,980    100,231,327
                                                      ============   ============   ============
BASIC EARNINGS (LOSS) PER COMMON SHARE
Income (loss) before extraordinary losses...........  $      (0.09)  $       1.74   $       1.21
Extraordinary losses, net...........................         (0.01)         (0.09)         (0.19)
                                                      ------------   ------------   ------------
        Net income (loss)...........................  $      (0.10)  $       1.65   $       1.02
                                                      ============   ============   ============
DILUTED EARNINGS (LOSS) PER SHARE
Weighted average number of common shares
  outstanding.......................................   117,189,838    126,071,980    100,231,327
    Additional shares based on average market price
      for period applicable to:
      Restricted stock..............................            --        789,690        215,513
      Stock options.................................            --      1,886,469      1,072,833
                                                      ------------   ------------   ------------
Average number of common and common equivalent
  shares outstanding(a).............................   117,189,838    128,748,139    101,519,673
                                                      ============   ============   ============
DILUTED EARNINGS (LOSS) PER COMMON AND COMMON
  EQUIVALENT SHARE
Income (loss) before extraordinary losses...........  $      (0.09)  $       1.71   $       1.19
Extraordinary losses, net...........................         (0.01)         (0.09)         (0.19)
                                                      ------------   ------------   ------------
        Net income (loss)...........................  $      (0.10)  $       1.62   $       1.00
                                                      ============   ============   ============

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(a) The diluted share base for 2000 excludes common stock equivalents of 481,338 and 1,407,362 related to restricted stock and stock options, respectively. These shares are excluded due to their antidilutive effect as a result of the Company's net loss in 2000.